As filed with the Securities and Exchange Commission on August 27, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FOREST OIL CORPORATION

(Exact name of registrant as specified in its charter)

New York	25-0484900
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

707 Seventeenth Street
Suite 3600
Denver, Colorado 80202

(Address of principal executive offices)

Forest Oil Corporation 2007 Stock Incentive Plan

(Full title of the plan)

Cyrus D. Marter IV

Vice President , General Counsel

and Secretary

Forest Oil Corporation

707 Seventeenth Street, Suite 3600

Denver, Colorado 80202

(Name and address of agent for service)

303.812.1400

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.10 par value per share to be issued under the 2007 Stock Incentive Plan (3)	2,700,000 shares	$40.31	$108,837,000.00	$3,341.30

(1)            Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this registration statement also covers any additional shares of Common Stock that are issued pursuant to the Forest Oil Corporation 2007 Stock Incentive Plan as a result of any stock dividend, stock split, recapitalization or similar transaction.

(2)            Estimated solely for the purpose of computing the registration fee in accordance with Rules 457(c) and Rule 457(h) of the Securities Act, based on the average of the high and low prices per share of the registrant’s common stock, as reported on the New York Stock Exchange composite tape on August 24, 2007.

(3)            This registration statement includes the associated stock purchase rights (the “Rights”) issued pursuant to the registrant’s Amended and Restated Rights Agreement dated October 17, 2003, which automatically trade with the Common Stock.  Prior to the occurrence of certain events, the Rights will not be exercisable for or evidenced or traded separately from the Common Stock.  Value attributable to the Rights, if any, is reflected in the market price of the Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Forest Oil Corporation (“Forest”) is filing this Registration Statement on Form S-8 (the “Registration Statement”) to register the issuance of shares of its common stock, $0.10 par value per share, that may be issued pursuant to the Forest Oil Corporation 2007 Stock Incentive Plan (the “2007 Plan”) under the Securities Act.

The documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the 2007 Plan as specified by Rule 428(b)(1) under the Securities Act.   As permitted by the instructions to Part I of Form S-8, the prospectus which is to be used for Forest’s issuance of the shares of common stock subject to the 2007 Plan is omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                          Incorporation of Documents by Reference.

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” into this Registration Statement the information that we file with it, which means that we can disclose important information to you by referring you to those documents.  Information filed with the SEC after the date of this Registration Statement will update and supersede this information.  We incorporate by reference the documents listed below:

(a)                                  Our Annual Report on Form 10-K for the year ended December 31, 2006;

(b)                                 Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007 and June 30, 2007;

(c)                                  Our Current Reports on Form 8-K, filed with the SEC on January 9, 2007, February 8, 2007, February 13, 2007, February 23, 2007, March 21, 2007, April 18, 2007, April 19, 2007, April 27, 2007, April 30, 2007, May 15, 2007, May 30, 2007, June 7, 2007, July 10, 2007, August 1, 2007, and August 10, 2007; and

(d)                                 The description of our common stock contained in our Registration Statement on Form 8-A, as amended, filed with the SEC on October 17, 2003.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices as follows:

Corporate Secretary

Forest Oil Corporation

707 Seventeenth Street

Suite 3600

Denver, CO  80202

Phone: 303.812.1400

Item 4.                          Description of Securities.

Not applicable.

Item 5.                          Interests of Named Experts and Counsel.

The validity of the shares of common stock covered by this Registration Statement has been passed upon by Forest by Cyrus D. Marter IV, Vice President, General Counsel and Secretary of Forest.  As of the date of this Registration Statement, Mr. Marter beneficially owns 28,088 shares of Forest common stock (including restricted shares subject to forfeiture provisions) and holds options to acquire 31,800 shares of Forest common stock under the terms of our stock incentive plans.

Item 6.                          Indemnification of Directors and Officers.

Sections 721 through 725 of the Business Corporation Law of the State of New York (the “BCL”), in which Forest is incorporated, permit New York corporations, acting through their boards of directors, to extend broad protection to their directors, officers and other employees by way of indemnity and advancement of expenses.  These sections (1) provide that the statutory indemnification provisions of the BCL are not exclusive, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not entitled, (2) establish procedures for indemnification and advancement of expenses that may be contained in the certificate of incorporation or bylaws, or, when authorized by either of the foregoing, set forth in a resolution of the shareholders or directors or an agreement providing for indemnification and advancement of expenses, (3) apply a single standard for statutory indemnification for third-party and derivative suits by providing that indemnification is available if the director or officer acted, in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful, (4) eliminate the requirement for mandatory statutory indemnification that the indemnified party be “wholly” successful, and (5) provide for the advancement of litigation expenses upon receipt of an undertaking to repay such advance if the director or officer is ultimately determined not to be entitled to indemnification.  Section 726 of the BCL permits the purchase of insurance to indemnify a corporation or its officers and directors to the extent permitted.  Essentially, the BCL allows corporations to provide for indemnification of directors, officers and employees except in those cases where a judgment or other final adjudication adverse to the indemnified party establishes that the acts were committed in bad faith or were the result of active and deliberate dishonesty or that the indemnified party personally gained a financial profit or other advantage to which he was not legally entitled.

Forest’s certificate of incorporation contains a provision eliminating the liability of the directors for breach of duty unless a judgment or other final adjudication establishes that: (1) the director’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law; (2) the director personally gained in fact a financial profit or other advantage to which the director was not legally entitled; or, (3) the director’s acts violate Section 719 of the BCL.

Article IX of Forest’s bylaws contains very broad indemnification provisions which permit Forest to avail itself of the amended BCL to extend broad protection to its directors, officers and employees by way of indemnity and advancement of expenses.  It sets out the standard under which Forest will indemnify directors and officers, provides for reimbursement in such instances, for the advancement or reimbursement for expenses reasonably incurred in defending an action, and for the extension of indemnity to persons other than directors and officers, provides for reimbursement in such instances, for the advancement or reimbursement for expenses reasonably incurred in defending an action, and for the extension of indemnity to persons other than directors and officers.  It also establishes the manner of handling indemnification when a lawsuit is settled.  It is not intended that this bylaw is an exclusive method of indemnification.

We carry directors and officers liability coverages designed to insure our officers and directors and those of our subsidiaries against certain liabilities incurred by them in the performance of their duties, and also providing for reimbursement in certain cases to us and our subsidiaries for sums paid to directors and officers as indemnification for similar liability.

Item 7.                          Exemption from Registration Claimed.

Not applicable.

Item 8.                          Exhibits.

Exhibit No.	Description
4.1

Forest Oil Corporation 2007 Stock Incentive Plan, incorporated herein by reference to Annex E to Forest Oil Corporation’s Registration Statement on Form S-4, Amendment No. 3, dated April 30, 2007 (File No. 333-140532).

5.1*	Opinion of counsel regarding legality of securities being registered.
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of KPMG LLP.
23.3*	Consent of DeGolyer and MacNaughton, Independent Petroleum Engineers.
23.4*	Consent of counsel (included in Exhibit 5.1 filed herewith).
24.1*	Power of attorney (included on the signature pages of this Registration Statement).

*                   Filed herewith.

Item 9.                          Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, Form S-3 or Form F-3, and the information required to be included in the post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act  (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on August 27, 2007.

FOREST OIL CORPORATION

By:	/s/ H. Craig Clark
H. Craig Clark
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby  constitutes and appoints David H. Keyte, Cyrus D. Marter IV and Victor A. Wind, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he  might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ H. Craig Clark	President and	August 27, 2007
H. Craig Clark	Chief Executive Officer and Director
(Principal Executive Officer)

/s/ David H. Keyte	Executive Vice President and	August 27, 2007
David H. Keyte	Chief Financial Officer
(Principal Financial Officer)

/s/ Victor A. Wind	Controller	August 27, 2007
Victor A. Wind	(Principal Accounting Officer)

Signature	Title	Date

/s/ William L. Britton	Director	August 27, 2007
William L. Britton

/s/ Loren K. Carroll	Director	August 27, 2007
Loren K. Carroll

/s/ Dod A. Fraser	Director	August 27, 2007
Dod A. Fraser

/s/ Forrest E. Hoglund	Chairman of the	August 27, 2007
Forrest E. Hoglund	Board of Directors

/s/ James H. Lee	Director	August 27, 2007
James H. Lee

/s/ James D. Lightner	Director	August 27, 2007
James D. Lightner

/s/ Patrick R. McDonald	Director	August 27, 2007
Patrick R. McDonald

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of counsel regarding legality of securities being registered.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of DeGolyer and MacNaughton.